As filed with the Securities and Exchange Commission on September 29, 2011
Registration No. 333-156881

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MUTUALFIRST FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	35-2085640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 E. Charles Street Muncie, Indiana 47305-2419 (765) 747-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David W. Heeter President and Chief Executive Officer MutualFirst Financial, Inc. 110 E. Charles Street Muncie, Indiana 47305-2419 (573) 747-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:
Marianne E. Roche. Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4536 (202) 337-5502 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [__]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [__]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

This Registration Statement on Form S-3 registered a warrant for 625,135 shares of the Common Stock for $7.77 per share and the 625,135 shares of Common Stock underlying the warrant.  The warrant was issued by MutualFirst Financial, Inc. (Company) to the United States Department of the Treasury (UST) in December 2008 pursuant to the Troubled Asset Relief Program Capital Purchase Program.

On August 25, 2011, the Company repurchased from UST the 32,382 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A for $1,000 per share issued at the same time as the warrant.  Under the securities purchase agreement between them, the Company and UST then agreed to a price for the repurchase of the warrant.  On September 28, 2011, the Company repurchased the warrant from UST, no portion of which had been exercised, for $900,194.

This post-effective amendment is being filed by the Company to deregister the warrant for 625,135 shares of the Common Stock for $7.77 per share and the 625,135 shares of Common Stock underlying the warrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Muncie, State of Indiana, on the 28th day of September, 2011.

MUTUALFIRST FINANCIAL, INC.

By:	/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David W. Heeter	/s/ David W. Heeter, POA
David W. Heeter	Wilbur R. Davis
President, Chief Executive Officer and Director (Principal Executive Officer)	Chairman of the Board
Date: September 28, 2011	Date: September 28, 2011

/s/ David W. Heeter, POA	/s/ David W. Heeter, POA
Patrick C. Botts	Linn A. Crull
Director	Director
Date: September 28, 2011	Date: September 28, 2011

/s/ David W. Heeter, POA	/s/ David W. Heeter, POA
William V. Hughes	Jonathan E. Kintner
Director	Director
Date: September 28, 2011	Date: September 28, 2011

/s/ David W. Heeter, POA	/s/ David W. Heeter, POA
Edward C. Levy	Michael J. Marien
Director	Director
Date: September 28, 2011	Date: September 28, 2011

/s/ David W. Heeter, POA	/s/ David W. Heeter, POA
Jon R. Marler	Jerry D. McVicker
Director	Director
Date: September 28, 2011	Date: September 28, 2011

/s/ David W. Heeter, POA	/s/ David W. Heeter, POA
James D. Rosema	Charles J. Viater
Director	Director
Date: September 28, 2011	Date: September 28, 2011

/s/ Christopher D. Cook
Christopher D. Cook
Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: September 28, 2011